Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

Capital Securities of Goldman Sachs Capital IV Goldman Sachs Capital V Goldman Sachs Capital VI fully and unconditionally guaranteed as described herein by The Goldman Sachs Group, Inc.

Goldman Sachs Capital IV, Goldman Sachs Capital V and Goldman Sachs Capital VI (each trust is referred to as an “Issuer Trust” and together as the “Issuer Trusts”) may offer and sell capital securities, in one or more offerings. Capital securities are preferred securities representing preferred beneficial interests in the applicable Issuer Trust. Pursuant to a guarantee agreement, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a subordinated basis, the payment of distributions on and the redemption price of the capital securities when due, to the extent that the Issuer Trust has funds legally and immediately available to pay them. Each Issuer Trust will use the net proceeds of the issuance and sale of its capital securities to purchase a series of corresponding subordinated debt securities of The Goldman Sachs Group, Inc. (the “corresponding subordinated debt securities”), which will be its sole assets.

This prospectus describes some of the general terms that may apply to the capital securities and the corresponding subordinated debt securities. The specific terms of any securities to be offered or purchased by any of the Issuer Trusts will be described in the applicable prospectus supplement to this prospectus.

The Issuer Trusts may offer and sell their capital securities to or through one or more underwriters, dealers and agents, including the firm named below, or directly to purchasers, on a continuous or delayed basis. The specific manner in which these securities may be offered will be described in the applicable prospectus supplement to this prospectus.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The capital securities and the corresponding subordinated debt securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus in the initial sale of the capital securities. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in any of these or similar securities after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus dated September 15, 2014.

AVAILABLE INFORMATION

The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The Goldman Sachs Group, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-14965);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (File No. 001-14965);

(3)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 001-14965);

(4)	Current Reports on Form 8-K, dated and filed on January 16, 2014, dated and filed on January 31, 2014, dated and filed on February 12, 2014, dated February 27, 2014 and filed on March 3, 2014 (Item 5.02 only), dated and filed on March 3, 2014, dated and filed on March 26, 2014, dated and filed on April 17, 2014, dated April 24, 2014 and filed on April 28, 2014, dated May 16, 2014 and filed on May 19, 2014, dated and filed on May 29, 2014, dated and filed on June 4, 2014, dated and filed on July 8, 2014, dated and filed on July 15, 2014, dated July 23, 2014 and filed on July 25, 2014 (Item 5.02 and Item 8.01 only) and dated August 22, 2014 and filed on August 25, 2014 (File No. 001-14965);

(5)	All documents filed by The Goldman Sachs Group, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of securities under this prospectus; and

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 200 West Street, New York, New York 10282, telephone (212) 902-0300.

No separate financial statements of any Issuer Trust are included in this prospectus. The Goldman Sachs Group, Inc. and the Issuer Trusts do not consider that such financial statements would be material to holders of the capital securities because each Issuer Trust is a special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the corresponding subordinated debt securities of The Goldman Sachs Group, Inc. and issuing the trust securities. Furthermore, taken together, The Goldman Sachs Group, Inc.’s obligations under each series of corresponding subordinated debt securities, the subordinated debt indenture under which the corresponding subordinated debt securities will be issued, the related trust agreement, the related expense agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related capital securities of an Issuer Trust. For a more detailed discussion, see “The Issuer Trusts”, “Description of Capital Securities and Related Instruments”, “Description of Capital Securities and Related Instruments — Corresponding Subordinated Debt Securities” and “Description of Capital Securities and Related Instruments — Guarantees and Expense Agreements” below. In addition, The Goldman Sachs Group, Inc. does not expect any of the Issuer Trusts to file reports under the Exchange Act with the SEC.

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference in, this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the capital securities. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Available Information.” The following description sets forth general terms of the capital securities, the corresponding subordinated debt securities and the guarantees. The prospectus supplement will describe the particular terms of the securities being offered and the extent to which these general provisions may apply to those securities.

In this prospectus, references to “The Goldman Sachs Group, Inc.,” “we,” “our” and “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. References to “Goldman Sachs” refer to The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates. We refer to the Capital Securities as the “capital securities.”

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world. Our headquarters are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. The Goldman Sachs Group, Inc. is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our U.S. depository institution subsidiary, Goldman Sachs Bank USA, is a New York State-chartered bank.

The Issuer Trusts

Each Issuer Trust is a Delaware statutory business trust created solely for the purpose of issuing capital securities to investors and trust common securities to us and investing the proceeds in an equivalent amount of our subordinated debt securities. The corresponding subordinated debt securities will be the sole assets of each Issuer Trust.

Each Issuer Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Issuer Trust. The trustees will be The Bank of New York Mellon, as the “property trustee,” BNY Mellon Trust of Delaware, as the “Delaware trustee,” and two individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The Capital Securities

The Issuer Trusts may offer and sell capital securities, in one or more offerings. Capital securities represent preferred beneficial interests in the Issuer Trust that issues them. Each Issuer Trust will issue its capital securities under a trust agreement between it and The Bank of New York Mellon and others as Issuer Trust trustees.

Guarantees

Pursuant to the guarantee agreement for each Issuer Trust (each, a “guarantee”) executed by us for the benefit of the holders of capital securities of such Issuer Trust, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a subordinated basis, the payment of distributions on and the redemption price of the capital securities when due, to the extent that the Issuer Trust has funds legally and immediately available to pay them. See “Description of Capital Securities and Related Instruments — Guarantees and Expense Agreements” below for further details.

Corresponding Subordinated Debt Securities

Concurrently with the issuance of each Issuer Trust’s capital securities, the Issuer Trust will invest the proceeds thereof and the consideration paid by us for the trust common securities of the Issuer Trust in the series of corresponding subordinated debt securities issued by us to the Issuer Trust. See “Description of Capital Securities and Related Instruments — Corresponding Subordinated Debt Securities” below.

Book-Entry Issuance Only

The capital securities will be issued only in book-entry form — i.e., as global securities registered in the name of The Depository Trust Company (“DTC”), New York, New York, or its nominee. The sale of the senior guaranteed securities will settle in immediately available funds through DTC. You will not be permitted to withdraw the capital securities from DTC except in the limited situations described under “Legal Ownership and Book-Entry Issuance — What is a Global Security? — Special Situations When a Global Security Will Be Terminated.”

Investors may hold interests in a global security through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” below for additional information about indirect ownership of interests in the capital securities.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus and the applicable prospectus supplement, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

USE OF PROCEEDS

Each Issuer Trust will use the proceeds from any offering of capital securities to purchase corresponding subordinated debt securities issued by us. We expect to use the net proceeds from the sale of the subordinated debt securities to the Issuer Trusts to provide additional funds for our operations and for other general corporate purposes.

THE ISSUER TRUSTS

Please note that in this section entitled “The Issuer Trusts”, references to The Goldman Sachs Group, Inc., “we”, “our” and “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries.

The following description summarizes the formation, purposes and material terms of each Issuer Trust. This description is followed by descriptions of:

•	the capital securities to be issued by each Issuer Trust;

•	the subordinated debt securities to be issued by us to each Issuer Trust, and the subordinated debt indenture under which they will be issued;

•	our guarantees for the benefit of the holders of the capital securities; and

•	the relationship among the capital securities, the corresponding subordinated debt securities, the expense agreements and the guarantees.

Each Issuer Trust is a statutory business trust created under Delaware law pursuant to:

•	a trust agreement executed by us, as depositor of the Issuer Trust, and the Delaware trustee of such Issuer Trust; and

•	a certificate of trust filed with the Delaware Secretary of State.

Before trust securities are issued, the trust agreement for the relevant Issuer Trust will be amended and restated in its entirety substantially in the form filed (or to be filed) with our SEC registration statement. The trust agreements will be qualified as indentures under the Trust Indenture Act of 1939.

Each Issuer Trust may offer to the public, from time to time, preferred securities representing preferred beneficial interests in the applicable Issuer Trust, which we call “capital securities”. In addition to capital securities offered to the public, each Issuer Trust will sell common securities representing common beneficial interests in such Issuer Trust to The Goldman Sachs Group, Inc., and we call these securities “trust common securities”. All of the trust common securities of each Issuer Trust will be owned by us. The trust common securities and the capital securities are also referred to together as the “trust securities”.

Each Issuer Trust exists for the exclusive purposes of:

•	issuing and selling its trust securities;

•	using the proceeds from the sale of these trust securities to acquire corresponding subordinated debt securities from us; and

•	engaging in only those other activities necessary or incidental to these purposes (for example, registering the transfer of the trust securities).

When any Issuer Trust sells trust securities, it will use the money it receives to buy a series of our subordinated debt securities, which we call the “corresponding subordinated debt securities” for those trust securities. The payment terms of the corresponding subordinated debt securities will be substantially the same as the terms of that Issuer Trust’s capital securities, which we call the “related capital securities”.

Each Issuer Trust will own only the applicable series of corresponding subordinated debt securities. The only source of funds for each Issuer Trust will be the payments it receives from us on the corresponding subordinated debt securities. Each Issuer Trust will use these funds to make any cash payments due to holders of its capital securities.

Each Issuer Trust will also be a party to an expense agreement with The Goldman Sachs Group, Inc. Under the terms of the expense agreement, the Issuer Trust will have the right to be reimbursed by us for certain expenses.

The trust common securities of an Issuer Trust will rank equally, and payments on them will be made pro rata, with the capital securities of that Issuer Trust, except that upon the occurrence and continuance of an event of default under a trust agreement of such Issuer Trust resulting from an event of default under the subordinated debt indenture, our rights, as holder of the trust common securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the capital securities of that Issuer Trust. See “Description of Capital Securities and Related Instruments — Subordination of Trust Common Securities”. We will acquire trust common securities in an aggregate liquidation amount greater than or equal to 3% of the total capital of each Issuer Trust. The prospectus supplement relating to any capital securities will contain the details of the cash distributions to be made periodically.

Under certain circumstances, we may redeem the corresponding subordinated debt securities that we sold to an Issuer Trust. If this happens, the Issuer Trust will redeem a like amount of the capital securities that it sold to the public and the trust common securities that it sold to us.

Under certain circumstances, we may dissolve an Issuer Trust and cause the corresponding subordinated debt securities to be distributed to the holders of the related capital securities. If this happens, owners of the related capital securities will no longer have any interest in such Issuer Trust and will own only the corresponding subordinated debt securities we issued to the Issuer Trust.

Unless otherwise specified in the applicable prospectus supplement:

•	each Issuer Trust will have a term of approximately 31 years from the date it issues its trust securities, but may terminate earlier as provided in the applicable trust agreement;

•	each Issuer Trust’s business and affairs will be conducted by its trustees;

•	the trustees will be appointed by us as holder of the trust common securities;

•	the trustees for each Issuer Trust will be The Bank of New York Mellon, as property trustee, and BNY Mellon Trust of Delaware, as Delaware trustee, and two individual administrative trustees who are employees or officers of The Goldman Sachs Group, Inc. or an affiliate of ours. These trustees are also referred to as the “Issuer Trust trustees”. The Bank of New York Mellon, as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York Mellon will also act as trustee under the guarantees and the subordinated debt indenture. See “Description of Capital Securities and Related Instruments — Guarantees and Expense Agreements” and “Description of Capital Securities and Related Instruments — Corresponding Subordinated Debt Securities” below;

•	if an event of default under the trust agreement for an Issuer Trust has occurred and is continuing, the holders of a majority in liquidation amount of the related capital securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for such Issuer Trust;

•	under all circumstances, only the holder of the trust common securities has the right to vote to appoint, remove or replace the administrative trustees;

•	the duties and obligations of each Issuer Trust trustee are governed by the applicable trust agreement; and

•	we will pay all fees and expenses related to each Issuer Trust and the offering of the capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Issuer Trust.

The principal executive office of each Issuer Trust is 200 West Street, New York, NY 10282, and the telephone number for each is (212) 902-1000.

DESCRIPTION OF THE CAPITAL SECURITIES AND RELATED INSTRUMENTS

Please note that in this section entitled “Description of Capital Securities and Related Instruments”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own capital securities registered in their own names, on the books that the Issuer Trust or property trustee maintains for this purpose, and not those who own beneficial interests in capital securities registered in street name or in capital securities issued in book-entry form through one or more depositaries. Owners of beneficial interest in the capital securities should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

Pursuant to the terms of the trust agreement for each Issuer Trust, each Issuer Trust will sell capital securities to the public and trust common securities to us. The capital securities represent preferred beneficial interests in the Issuer Trust that sold them. Holders of the capital securities will be entitled to receive distributions and amounts payable on redemption or liquidation ahead of holders of the trust common securities. A more complete discussion appears below under the heading “— Subordination of Trust Common Securities”. Holders of the capital securities will also be entitled to other benefits as described in the corresponding trust agreement.

Each of the Issuer Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

The capital securities of an Issuer Trust will rank on a parity, and payments on them will be made pro rata, with the trust common securities of that Issuer Trust except as described under “— Subordination of Trust Common Securities”. Legal title to the corresponding subordinated debt securities will be held and administered by the property trustee in trust for the benefit of the holders of the related capital securities and trust common securities.

The trustees for each Issuer Trust will be The Bank of New York Mellon, as property trustee, and The Bank of New York Mellon (Delaware), as Delaware trustee, and two individual administrative trustees who are employees or officers of us or our affiliates.

Each guarantee agreement executed by us for the benefit of the holders of an Issuer Trust’s capital securities will be a guarantee on a subordinated basis with respect to the related capital securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such capital securities when the related Issuer Trust does not have funds on hand available to make such payments. See “— Guarantees and Expense Agreements” below.

Each Issuer Trust May Issue Series of Capital Securities With Different Terms

Each Issuer Trust may issue one distinct series of capital securities. This section summarizes terms of the securities that apply generally to all series of capital securities. The provisions of the trust agreements allow the Issuer Trusts to issue series of capital securities with terms different from one another. We describe most of the financial and other specific terms of your series in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your capital security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your capital security.

When we refer to a series of capital securities, we mean a series issued under the applicable trust agreement. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the capital security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts That We May Issue

The trust agreements do not limit the aggregate amount of capital securities that may be issued or the aggregate amount of any particular series. We and the Issuer Trusts may issue capital securities and other securities at any time without your consent and without notifying you.

The trust agreements and the capital securities do not limit our ability to incur indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the capital securities.

In the future, we may form additional trusts or other entities similar to the Issuer Trusts, and those other entities could issue securities similar to the trust securities described in this section. In that event, we may issue subordinated debt securities under the subordinated debt indenture to those other issuer entities and guarantees under a guarantee agreement with respect to the securities they issue. We may also enter into expense agreements with those other issuers. The subordinated debt securities and guarantees we issue (and expense agreements we enter into) in those cases would be similar to those described in this prospectus, with such modifications as may be described in the applicable prospectus supplement.

Distributions

Distributions on the capital securities will be cumulative, will accumulate from the original issue date (unless otherwise specified in your prospectus supplement) and will be payable on the dates specified in your prospectus supplement. In the event that any date on which distributions on the capital securities are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date. Each date on which distributions are payable in accordance with the previous sentence is referred to as a “distribution date”. The term “business day” means, for any capital security, any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close and that satisfies any other criteria specified in your prospectus supplement.

Each Issuer Trust’s capital securities represent preferred beneficial interests in the applicable Issuer Trust, and the distributions on each capital security will be payable at a rate specified in your prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless your prospectus supplement provides that the amount of distributions payable for any period will be computed on a different basis. Distributions to which holders of capital securities are entitled will accumulate additional distributions at the rate per annum if and as specified in your prospectus supplement. The term “distributions” as used in this summary includes these additional distributions unless otherwise stated.

If an extension period occurs with respect to the corresponding subordinated debt securities, distributions on the related capital securities will be correspondingly deferred (but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for the capital securities). See “— Corresponding Subordinated Debt Securities — Option to Defer Interest Payments” below.

The revenue of each Issuer Trust available for distribution to holders of its capital securities will be limited to payments under the corresponding subordinated debt securities which the Issuer Trust will acquire with the proceeds from the issuance and sale of its trust securities. See “— Corresponding Subordinated Debt Securities”. If we do not make interest payments on the corresponding subordinated debt securities, the property trustee will not have funds available to pay distributions on the related capital securities. The payment of distributions (if and to the extent the Issuer Trust has funds legally available for the payment of distributions and cash sufficient to make payments) is guaranteed by us as described below under the heading “— Guarantees and Expense Agreements”.

Distributions on the capital securities will be payable to the holders of capital securities as they appear on the register of the Issuer Trust at the close of business on the relevant record dates, which, as long as the capital securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, each such payment will be made as described under the heading “Legal Ownership and Book-Entry Issuance”. In the event any capital securities are not in book-entry form, the relevant record date for such capital securities will be the date 15 days prior to the relevant distribution date (whether or not a business day).

Redemption or Exchange

Mandatory Redemption

Upon the repayment or redemption, in whole or in part, of any corresponding subordinated debt securities, whether at their stated maturity or before their stated maturity as provided in the subordinated debt indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount (as defined below) of the capital securities, upon not less than 30 nor more than 60 days’ notice before the applicable redemption date, at the redemption price specified in your prospectus supplement. If less than all of any series of corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated pro rata to the redemption of the related capital securities and the trust common securities based upon the relative liquidation amounts of these classes. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding subordinated debt securities to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the related capital securities and the trust common securities. The redemption price will be payable on each redemption date only to the extent that the Issuer Trust has funds then on hand and available in the payment account for the payment of the redemption price.

We will have the right to redeem any series of corresponding subordinated debt securities:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time;

•	at any time, in whole (but not in part), upon the occurrence of a tax event or an investment company event (as defined below); or

•	as may be otherwise specified in the applicable prospectus supplement.

Tax Event. A “tax event” means the receipt by the Issuer Trust of an opinion of counsel to the effect that, as a result of any tax change, there is more than an insubstantial risk that any of the following will occur:

•	the Issuer Trust is, or will be within 90 days after the date of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the corresponding subordinated debt securities;

•	interest payable by us on the corresponding subordinated debt securities is not, or within 90 days after the opinion of counsel will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•	the Issuer Trust is, or will be within 90 days after the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

As used above, the term “tax change” means any of the following:

•	any amendment to or change (including any announced prospective change) in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of or in the United States, if the amendment or change is effective on or after the date the capital securities are issued; or

•	any official administrative pronouncement, including any private letter ruling, technical advice memorandum, field service advice, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt any procedures or regulations) or action or any judicial decision interpreting or applying such laws or regulations, whether or not the pronouncement, action or decision is issued to or in connection with a proceeding involving us or the Issuer Trust or is subject to review or appeal, if the pronouncement, action or decision is announced or occurs on or after the date of the issuance of the capital securities.

Investment Company Event. An “investment company event” means the receipt by the Issuer Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations under the laws of the United States or of any political subdivision or governmental agency or regulatory authority of or in the United States, or as a result of any official administrative pronouncement, including any interpretation, release, no-action letter, regulatory procedure, notice or announcement (including any notice or announcement of an intent to adopt any interpretation, procedures or regulations) or action or any judicial decision interpreting or applying such laws or regulations, whether or not the pronouncement, action or decision is issued to or in connection with a proceeding involving us or the Issuer Trust or is subject to review or appeal, which amendment or change is effective, or which pronouncement, action or decision is announced or occurs, on or after the date of the issuance of the capital securities, there is more than an insubstantial risk that the Issuer Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

Like Amount and Liquidation Amount. “Like amount” means, with respect to a redemption of any series of trust securities, trust securities of that series having a liquidation amount equal to the principal amount of corresponding subordinated debt securities to be contemporaneously redeemed in accordance with the subordinated debt indenture, the proceeds of which will be used to pay the redemption price of the trust securities. “Liquidation amount” means the stated amount per trust security as set forth in the applicable prospectus supplement.

Tax Event or Investment Company Event Redemption

If a tax event or investment company event (or any other event specified in your prospectus supplement) in respect of a series of capital securities and trust common securities has occurred and is continuing, we have the right to redeem the corresponding subordinated debt securities in whole (but not in part) and thereby cause a mandatory redemption of the capital securities and trust common securities in whole (but not in part) at the redemption price within 90 days following the occurrence of the tax event or investment company event (or other specified event). If a tax event or investment company event (or other specified event) has occurred and is continuing in respect of a series of capital securities and trust common securities and we do not elect to redeem the corresponding subordinated debt securities and thereby cause a mandatory redemption of the capital securities or to dissolve and liquidate the related Issuer Trust and cause the corresponding subordinated debt securities to be distributed to holders of the capital securities and trust common securities in liquidation of the Issuer Trust as described below, such capital securities will remain outstanding and additional sums (as defined below) may be payable on the corresponding subordinated debt securities.

The term “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by an Issuer Trust on the outstanding capital securities and trust common securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a tax event.

After the liquidation date fixed for any distribution of corresponding subordinated debt securities for any series of related capital securities:

•	the series of related capital securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of the related capital securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon the distribution; and

•	any certificates representing the related capital securities not held by the depositary or its nominee will be deemed to represent the corresponding subordinated debt securities having a principal amount equal to the stated liquidation amount of the related capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the related capital securities until the certificates are presented to the administrative trustees or their agent for transfer or reassurance.

Any distribution of corresponding subordinated debt securities to holders of related capital securities will be made to the applicable recordholders as they appear on the register for the related capital securities on the relevant record date, which will be one business day prior to the liquidation date. In the event that any related capital securities are not in book-entry form, the relevant record date will be a date 15 days prior to the liquidation date (whether or not a business day), as specified in the applicable prospectus supplement.

There can be no assurance as to the market prices for the related capital securities or the corresponding subordinated debt securities that may be distributed in exchange for related capital securities if a dissolution and liquidation of an Issuer Trust were to occur. Accordingly, the related capital securities that an investor may purchase, or the corresponding subordinated debt securities that the investor may receive on dissolution and liquidation of an Issuer Trust, may trade at a discount to the price that the investor paid to purchase the related capital securities being offered in connection with this prospectus.

Redemption Procedures

Capital securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. Redemptions of the capital securities will be made and the redemption price will be payable on each redemption date only to the extent that the related Issuer Trust has funds on hand available for the payment of the redemption price. See also “— Subordination of Trust Common Securities” below.

If the property trustee gives a notice of redemption in respect of any capital securities, then, while such capital securities are in book-entry form, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities. See “Legal Ownership and Book-Entry Issuance” below. If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the capital securities. Notwithstanding the above, distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of the capital securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the capital securities so called for redemption will cease, except the right of the holders of the capital securities to receive the redemption price and any distribution payable in respect of the capital securities on or prior to the redemption date, but without interest on the redemption price, and the capital securities will cease to be outstanding. In the event that any date fixed for redemption of capital securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the redemption price will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of capital securities called for redemption is improperly withheld or refused and not paid either by an Issuer Trust or by us pursuant to the related guarantee as described below under “— Guarantees and Expense Agreements”, distributions on the capital securities will continue to accumulate at the then applicable rate from the redemption date originally established by the Issuer Trust for the capital securities to the date the redemption price is actually paid, in which case the date the redemption price is actually paid will be the date fixed for redemption for purposes of calculating the redemption price.

We or our affiliates may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

Payment of the redemption price on the capital securities and any distribution of corresponding subordinated debt securities to holders of capital securities will be made to the applicable record holders as they appear on the register for the capital securities on the relevant record date, which, as long as the capital securities remain in book-entry form, will be the business day prior to the relevant redemption date or liquidation date, as applicable; provided, however, that in the event that the capital securities are not in book-entry form, the relevant record date for the capital securities will be a date at least 15 calendar days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

If less than all of the capital securities and trust common securities issued by an Issuer Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the capital securities and trust common securities to be redeemed will be allocated pro rata to the capital securities and the trust common securities based upon the relative liquidation amounts of these classes. The particular capital securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the applicable redemption date by the property trustee from the outstanding capital securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or an integral multiple of $1,000 in excess thereof, unless a different amount is specified in the applicable prospectus supplement) of the liquidation amount of capital securities of a denomination larger than $1,000 (or another denomination as specified in the applicable prospectus supplement). The property trustee will promptly notify the securities registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities will relate, in the case of any capital securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of capital securities which has been or is to be redeemed.

If we exercise an option to redeem any capital securities, the property trustee will give to the holders written notice of the aggregate liquidation amount of capital securities to be redeemed, not less than 30 nor more than 60 days before the applicable redemption date. The property trustee will give the notice in the manner described below in “— Notices”.

Unless we default in payment of the redemption price on the corresponding subordinated debt securities interest will cease to accrue on the subordinated debt securities or portions thereof (and distributions will cease to accrue on the related capital securities or portions thereof) called for redemption on and after the redemption date.

Distribution of Corresponding Subordinated Debt Securities

We have the right at any time to dissolve any Issuer Trust and, after satisfaction of the liabilities of creditors of the Issuer Trust as provided by applicable law, cause to be distributed in respect of each series of capital securities and trust common securities issued by the Issuer Trust, to the holders of such trust securities, a like amount of the corresponding subordinated debt securities in liquidation of the Issuer Trust.

The term “like amount” means, with respect to a distribution of corresponding subordinated debt securities to holders of any series of trust securities in connection with a dissolution or liquidation of the related Issuer Trust, corresponding subordinated debt securities having a principal amount equal to the liquidation amount of the trust securities in respect of which the distribution is made.

If we or any of our affiliates acquire capital securities, we may exchange them for a like amount of corresponding subordinated debt securities at any time.

Subordination of Trust Common Securities

Payment of distributions on, and the redemption price of, each Issuer Trust’s capital securities and trust common securities, as applicable, will be made pro rata based on the liquidation amount of the capital securities and trust common securities; provided, however, that if on any distribution date, redemption date or liquidation date an event of default under the subordinated debt indenture has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the subordinated debt securities when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the Issuer Trust’s trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Issuer Trust’s outstanding capital securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the Issuer Trust’s outstanding capital securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all of the Issuer Trust’s outstanding capital securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or the redemption price of, the Issuer Trust’s outstanding capital securities then due and payable.

In the case of any event of default under the applicable trust agreement resulting from an event of default under the subordinated debt indenture, we as holder of the Issuer Trust’s trust common securities will have no right to act with respect to the event of default until the effect of all events of default with respect to such Issuer Trust’s capital securities have been cured, waived or otherwise eliminated. Until any events of default under the applicable trust agreement with respect to the applicable capital securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of these capital securities and not on behalf of us as holder of the Issuer Trust’s trust common securities, and only these holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

Pursuant to the relevant trust agreement, each Issuer Trust will dissolve on the first to occur of:

•	the expiration of its term;

•	certain events of bankruptcy, dissolution or liquidation of the holder of its trust common securities;

•	the distribution of a like amount of the corresponding subordinated debt securities to the holders of its trust securities, if we have given written direction to the property trustee to terminate the Issuer Trust. Such written direction by us is optional and solely within our discretion;

•	redemption of all of such Issuer Trust’s capital securities as described above under “— Redemption or Exchange — Mandatory Redemption”; and

•	the entry of an order for the dissolution of such Issuer Trust by a court of competent jurisdiction.

If an early termination occurs as described in the first, second, third and fifth bullet points above, the relevant Issuer Trust will be liquidated by the related Issuer Trust trustees as expeditiously as the Issuer Trust trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of the trust securities a like amount of the corresponding subordinated debt securities in exchange for their trust securities, unless the distribution is determined by the property trustee not to be practical, in which event the holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of capital securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment (an amount referred to as the “liquidation distribution”). If the liquidation distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Issuer Trust on its capital securities will be paid on a pro rata basis. The holder of the Issuer Trust’s trust common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its capital securities, except that if an event of default under the subordinated debt indenture has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the corresponding subordinated debt securities when due, the related capital securities will have a priority over the related trust common securities.

Events of Default; Notice

The following events will be “events of default” with respect to each series of capital securities issued under a trust agreement by an Issuer Trust:

•	any event of default under the subordinated debt indenture, as described below, with respect to the corresponding subordinated debt securities has occurred and is continuing;

•	default for 30 days by the Issuer Trust in the payment of any distribution on any capital security of such series or any common trust security of the Issuer Trust;

•	default by the Issuer Trust in the payment of the redemption price of any capital security of such series or any common trust security of such Issuer Trust;

•	failure by the Issuer Trust trustees to perform any other covenant or warranty in the trust agreement for 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of such series give written notice to us and the Issuer Trust trustees; or

•	bankruptcy, insolvency or reorganization of the property trustee and the failure by us to appoint a successor property trustee within 90 days.

When we refer to an “event of default under the subordinated debt indenture”, we mean any of the following:

•	We do not pay the principal or any premium on any debt security of that series on the due date;

•	We do not pay interest on any debt security of that series within 30 days after the due date;

•	We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	We remain in breach of any covenant we make in the debt indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 10% in principal amount of the relevant series of debt securities then outstanding;

•	We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

•	If the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

Within five business days after the occurrence of any event of default with respect to a series of capital securities actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of such capital securities, the administrative trustees and us, as depositor, unless the event of default has been cured or waived.

We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the relevant trust agreement.

If an event of default under the subordinated debt indenture has occurred and is continuing with respect to a series of corresponding subordinated debt securities, the series of related capital securities will have a preference over the related trust common securities of the relevant Issuer Trust as described above. See “— Liquidation Distribution Upon Dissolution” above. The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of the capital securities.

Whenever we refer to an event of default under the subordinated debt indenture in connection with any series of capital securities, we mean such an event of default with respect to the corresponding subordinated debt securities.

Removal of Issuer Trust Trustees

Unless an event of default under the subordinated debt indenture has occurred and is continuing, any Issuer Trust trustee may be removed at any time by the holder of the Issuer Trust’s trust common securities. If an event of default under the subordinated debt indenture has occurred and is continuing with respect to a series of capital securities, the property trustee and the Delaware trustee may be removed under the applicable trust agreement by the holders of a majority in liquidation amount of the outstanding capital securities of such series. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the trust common securities. No resignation or removal of an Issuer Trust trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the subordinated debt indenture has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the trust common securities, and the administrative trustees will have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. In case an event of default under the subordinated debt indenture has occurred and is continuing, the property trustee alone will have power to make this appointment.

Merger or Consolidation of Issuer Trust Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, will automatically become the successor of the trustee under each trust agreement, provided the person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trusts

An Issuer Trust may not merge, consolidate or amalgamate with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described above under “— Liquidation Distribution Upon Dissolution”. An Issuer Trust may, at our request, with the consent of the holders of a majority in liquidation amount of the outstanding capital securities issued by the Issuer Trust (voting together as a single class), merge, consolidate or amalgamate with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the Issuer Trust with respect to its outstanding capital securities; or

•	substitutes for the outstanding capital securities of the Issuer Trust other securities having substantially the same terms as the capital securities (referred to as the

“successor securities”) so long as the successor securities rank the same as the capital securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as property trustee as the holder of the corresponding subordinated debt securities;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the outstanding capital securities of the Issuer Trust to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the capital securities;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the outstanding capital securities of the Issuer Trust (including any successor securities) in any material respect (other than in connection with any distribution of the holders’ interests in the successor entity).

•	the successor entity has a purpose substantially identical to that of the Issuer Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from counsel to the Issuer Trust to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the outstanding capital securities of the Issuer Trust (including any successor securities) in any material respect; and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	we or any permitted successor or assignee owns all of the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the related guarantee.

Notwithstanding the foregoing, an Issuer Trust will not, except with the consent of holders of 100% in liquidation amount of the related capital securities (voting together as a single class), merge, consolidate or amalgamate with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity, or permit any other entity to consolidate, amalgamate or merge with or into or replace it, if such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes.

There are no provisions that afford holders of any capital securities protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of The Goldman Sachs Group, Inc., nor are there any provisions that require the repurchase of any capital securities upon a change in control of The Goldman Sachs Group, Inc.

The subordinated debt indenture does not restrict The Goldman Sachs Group, Inc.’s ability to participate in a merger or other business combination or any other transaction, except to the limited extent described below under “— Corresponding Subordinated Debt Securities — Mergers and Similar Transactions”.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “— Guarantees and Expense Agreements — Amendments and Assignment” below and as otherwise required by law and the applicable trust agreement, the holders of the capital securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the relevant Issuer Trust.

Each trust agreement may be amended from time to time by us, without the consent of the holders of the capital securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the relevant Issuer Trust:

•	will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any trust securities are outstanding;

•	will not be required to register as an “investment company” under the Investment Company Act; or

•	for any other particular reason that may be specified in the applicable prospectus supplement;

provided that:

•	no such amendment will adversely affect in any material respect the rights of the holders of the outstanding capital securities issued under the trust agreement; and

•	any such amendment will become effective when notice of the amendment is given to the holders of trust securities issued under the trust agreement.

Each trust agreement may be amended by us with:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding capital securities issued under the trust agreement (voting together as a single class); and

•	receipt by the Issuer Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Issuer Trust trustees in accordance with the amendment will not cause the Issuer Trust to be taxable as a corporation or affect the Issuer Trust’s status as a grantor trust for U.S. federal income tax purposes or the Issuer Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that, without the consent of the holder of each affected capital security issued under the trust agreement, the trust agreement may not be amended to:

•	reduce the amount or change the timing of any distribution on the capital security required to be made as of a specified due date; or

•	restrict the right of the holder of the capital security to institute suit for the enforcement of any such payment on or after such date.

So long as any corresponding subordinated debt securities are held by the Issuer Trust, the property trustee will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt trustee, or executing any trust or power conferred on the property trustee with respect to the corresponding subordinated debt securities;

•	waive any past default with respect to the corresponding subordinated debt securities that is waivable under the subordinated debt indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the corresponding subordinated debt securities will be due and payable; or

•	consent to any modification or termination of the corresponding subordinated debt securities or the subordinated debt indenture with respect to those debt securities, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities of the Issuer Trust (voting together as a single class);

provided, however, that where a consent under the subordinated debt indenture would require the consent of each holder of corresponding subordinated debt securities affected, no such consent will be given by the property trustee without the prior consent of the holder of each related capital security affected. The Issuer Trust trustees will not revoke any action previously authorized or approved by a vote of the holders of the relevant capital securities except by subsequent vote of the holders of those capital securities. The property trustee will notify each holder of capital securities of any notice of default with respect to the corresponding subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the Issuer Trust trustees will obtain an opinion of counsel to the effect that:

•	the Issuer Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

•	the action would not cause the Issuer Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The administrative trustees or, at the written request of the administrative trustees, the property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, to be given to each holder of record of capital securities in the manner set forth in each trust agreement.

No vote or consent of the holders of capital securities will be required for an Issuer Trust to redeem and cancel its capital securities in accordance with the applicable trust agreement.

Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the Issuer Trust trustees or any affiliate of us or any Issuer Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Capital Securities

Unless otherwise set forth in the applicable prospectus supplement, any capital securities will be represented by fully registered global certificates issued as global capital securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on capital securities and other payments will be payable are discussed in more detail below under the heading “Legal Ownership and Book-Entry Issuance”.

Payment and Paying Agency

Payments in respect of capital securities will be made in accordance with the applicable policies of DTC as described under “Legal Ownership and Book-Entry Issuance”. If any capital securities are not represented by global certificates, payments will be made by check mailed to the holder entitled to them at his or her address shown on the property trustee’s records as of the close of business on the regular record date. Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

Registration of transfers of capital securities will be effected without charge by or on behalf of each Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trusts will not be required to register or cause to be registered the transfer of their capital securities after the capital securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only those duties specifically set forth in each trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of capital securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Issuer Trusts in such a way that no Issuer Trust will be (1) deemed to be an “investment company” required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the corresponding subordinated debt securities will be treated as indebtedness of The Goldman Sachs Group, Inc. for U.S. federal income tax purposes. In addition, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of each Issuer Trust or each trust agreement, that we and the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the related capital securities.

Holders of the capital securities have no preemptive or similar rights.

No Issuer Trust may borrow money or issue debt or mortgage or pledge any of its assets.

Corresponding Subordinated Debt Securities

The corresponding subordinated debt securities may be issued in one or more series under the Subordinated Debt Indenture, dated as of February 20, 2004, as amended and supplemented (the “subordinated debt indenture”), between us and The Bank of New York Mellon, as trustee. Each series will be a series of subordinated debt securities having the terms described in this section, with such modifications as are described in the applicable prospectus supplement.

Concurrently with the issuance of each Issuer Trust’s capital securities, the Issuer Trust will invest the proceeds thereof and the consideration paid by us for the trust common securities of the Issuer Trust in the series of corresponding subordinated debt securities issued by us to the Issuer Trust. Each series of corresponding subordinated debt securities will be in the principal amount equal to the aggregate stated liquidation amount of the related capital securities and the trust common securities of the Issuer Trust and will rank on a parity with all other series of corresponding subordinated debt securities (but junior to most of our other debt) unless otherwise provided in the applicable prospectus supplement. See “— Subordination” below. Holders of the related capital securities for a series of corresponding subordinated debt securities will have the rights in connection with modifications of the subordinated debt indenture or upon the occurrence of events of default under the subordinated debt indenture, as described under “— Modification of the Subordinated Debt Indenture” below, unless provided otherwise in the prospectus supplement for such related capital securities.

We have agreed in the subordinated debt indenture, as to each series of corresponding subordinated debt securities, that if and so long as:

•	the Issuer Trust of the related series of trust securities is the holder of all the corresponding subordinated debt securities;

•	a tax event in respect of such Issuer Trust has occurred and is continuing;

•	no event of default under the subordinated debt indenture has occurred and is continuing; and

•	we do not elect to redeem the related capital securities;

we will pay to the Issuer Trust additional sums (as defined under “— Redemption or Exchange”). We also have agreed, as to each series of corresponding subordinated debt securities:

•	to maintain directly or indirectly 100% ownership of the trust common securities of the Issuer Trust to which the corresponding subordinated debt securities have been issued, provided that certain successors which are permitted under the subordinated debt indenture may succeed to our ownership of the trust common securities;

•	not to voluntarily terminate, wind up or liquidate any Issuer Trust, except:

•	in connection with a distribution of corresponding subordinated debt securities to the holders of the capital securities in exchange for their capital securities upon liquidation of the Issuer Trust (which we may effect in our discretion); or

•	in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

•	to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the Issuer Trust to be classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes.

Each series of corresponding subordinated debt securities will be issued to and initially held by the relevant Issuer Trust (or property trustee on its behalf), in non-global (i.e., non-book entry) form. Unless and until the corresponding subordinated debt securities are distributed to the holders of the related capital securities in exchange for the latter, the relevant Issuer Trust (or property trustee) will be the sole holder of those debt securities for all purposes of the subordinated debt indenture, and the holders of the related capital securities will not have any ownership right, direct or indirect, with respect to those debt securities. Upon a distribution of this kind, the sole holder of those corresponding subordinated debt securities will be the relevant depositary, if the corresponding subordinated debt securities are distributed in book-entry form, or the former holders of the related capital securities who receive them in the distribution, if the corresponding subordinated debt securities are not distributed in book-entry form. See also “Legal Ownership and Book-Entry Issuance” below.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, so long as no event of default under the subordinated debt indenture has occurred and is continuing, we will have the right at any time and from time to time during the term of any series of subordinated debt securities to defer payment of interest for up to the number of consecutive interest payment periods that is specified in the applicable prospectus supplement, referred to as an “extension period”, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that the extension period may not extend beyond the stated maturity of the applicable series of subordinated debt securities. Prior to the termination of any applicable extension period, we may further defer the payment of interest (subject to the terms, conditions and covenants, if any, specified in the prospectus supplement), but not beyond the specified number of interest payment periods or the stated maturity of the corresponding subordinated debt securities.

As a consequence of any such deferral, distributions on the capital securities would be deferred and would not result in any default (but would continue to accumulate additional distributions at the rate per annum described in the prospectus supplement for the capital securities) by the Issuer Trust of the capital securities during the extension period. During any applicable extension period, we may not, and may not permit any subsidiary to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest in all respects to the corresponding subordinated debt securities;

•	make any guarantee payments with respect to any guarantee by us of debt securities of any of our subsidiaries that rank on a parity in all respects with or junior in interest in all respects to the corresponding subordinated debt securities;

in each case, other than:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for our capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

•	as a result of any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of ours) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights in accordance with any stockholders’ rights plan;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such stock; or

•	any payments under any guarantees relating to any capital securities.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of corresponding subordinated debt securities, however, we may not take any of these actions unless all the following conditions are met:

•	If the successor entity in the transaction is not The Goldman Sachs Group, Inc., the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the corresponding subordinated debt securities of that series and the underlying subordinated debt indenture with respect to that series. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

•	Immediately after the transaction, no default under the corresponding subordinated debt securities of that series has occurred and is continuing. For this purpose, “default under the corresponding subordinated debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters above under “— Events of Default; Notice”.

If the conditions described above are satisfied with respect to the corresponding subordinated debt securities of any series, we will not need to obtain the approval of the holders of those corresponding subordinated debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of The Goldman Sachs Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate the holder of corresponding subordinated debt securities for any resulting adverse tax consequences relating to corresponding subordinated debt securities.

Subordination

The corresponding subordinated debt securities will be subject to the provisions in the subordinated debt indenture that may prohibit us from making payments on the subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under either of the senior debt indentures and all warrants we will issue under the warrant indenture. The subordinated debt indenture defines “senior indebtedness” as all indebtedness and obligations of, or guaranteed or assumed by, The Goldman Sachs Group, Inc. for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

However, the definition of “senior indebtedness” will be modified as provided in the applicable prospectus supplement. As a result of this modified definition of senior indebtedness, the corresponding subordinated debt securities may be subordinated and junior in right of payment to most of our indebtedness, including our senior debt, our subordinated debt securities that are not issued to the Issuer Trusts and most of our other subordinated debt. The subordinated debt indenture does not limit our ability to incur additional indebtedness of any kind, including additional senior indebtedness. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

Modification of the Subordinated Debt Indenture

As long as corresponding subordinated debt securities are held by or on behalf of an Issuer Trust, no modification may be made that adversely affects the holders of such series of capital securities in any material respect, and no termination of the subordinated debt indenture may occur, and no waiver of any event of default under the subordinated debt indenture with respect to such series of capital securities may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all outstanding capital securities of such series affected, unless and until the principal of the corresponding subordinated debt securities and all accrued and unpaid interest have been paid in full and certain other conditions have been satisfied. If a consent under the subordinated debt indenture would require the consent of each holder of a series of corresponding subordinated debt securities, no such consent will be given by the property trustee without the prior consent of each holder of capital securities of the related series affected.

The following modifications and amendments to the subordinated debt indenture require the consent of each holder of outstanding corresponding subordinated debt securities of a series (and thus require the consent of each holder of capital securities of an Issuer Trust holding such corresponding subordinated debt securities):

•	a change in the stated maturity date of any payment of principal or interest, or a reduction in the principal amount thereof or the rate of interest thereon;

•	a reduction in or change in the manner of calculating payments due on the corresponding subordinated debt securities;

•	a change in the circumstances in which redemption of the corresponding subordinated debt securities will be permitted;

•	a change in the place of payment or currency in which any payment on the corresponding subordinated debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the corresponding subordinated debt securities;

•	a reduction in the percentage of outstanding corresponding subordinated debt securities of a series required to consent to a modification or amendment of the subordinated debt indenture or required to consent to a waiver of compliance with certain provisions of the subordinated debt indenture or certain defaults under the subordinated indenture;

•	a reduction in the requirements contained in the subordinated debt indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the subordinated debt indenture.

We and the trustee under the subordinated debt indenture may, without the consent of any holder of corresponding subordinated debt securities of a series (and thus without the consent of any holder of capital securities of a Trust holding such notes), amend or modify the subordinated debt indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the subordinated debt indenture and the corresponding subordinated debt securities;

•	adding covenants from us for the benefit of the holders of the corresponding subordinated debt securities or surrendering any of our rights or powers under the subordinated debt indenture;

•	adding any additional events of default for the corresponding subordinated debt securities;

•	evidencing and providing for the acceptance of appointment under the subordinated debt indenture by a successor trustee with respect to the corresponding subordinated debt securities;

•	curing any ambiguity, correcting or supplementing any provision in the subordinated debt indenture that may be defective or inconsistent with any other provision therein or making any other provision with respect to matters or questions arising under the subordinated debt indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the corresponding subordinated debt securities in any material respect or if the corresponding subordinated debt securities are beneficially owned by an Issuer Trust and for so long as any of the capital securities of the Issuer Trust shall remain outstanding the holders of those securities;

•	adding to, changing or eliminating any provision of the subordinated indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the corresponding subordinated debt securities in any material respect; or

•	conforming the terms of the subordinated debt indenture and the corresponding subordinated debt securities to the description of the corresponding subordinated debt securities elsewhere in this prospectus or the applicable prospectus supplement, in the manner provided in the subordinated debt indenture.

Any other change to the subordinated debt indenture and corresponding subordinated debt securities of a series would require the approval of the holders of a majority in principal amount of the corresponding subordinated debt securities of that series (and thus a majority in liquidation amount of the capital securities of the Issuer Trust holding the corresponding subordinated debt securities of that series). The same majority approval would be required for us to obtain a waiver of any of our covenants in the subordinated debt indenture.

We may not amend the subordinated debt indenture to alter the subordination of any outstanding corresponding subordinated debt securities without the written consent of each holder of senior indebtedness then outstanding who would be adversely affected. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the corresponding subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of the corresponding subordinated debt securities of that series then outstanding.

Enforcement of Certain Rights by Holders of Capital Securities

If an event of default with respect to a series of corresponding subordinated debt securities has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the corresponding subordinated debt securities on the date the interest or principal is due and payable (and after a 30-day grace period for interest defaults), a holder of the related capital securities may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or interest on corresponding subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related capital securities of that holder (a “direct action”). We may not amend the subordinated debt indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the related capital securities outstanding and affected. We will have the right under the subordinated debt indenture to set-off any payment made to a holder of the related capital securities by us in connection with a direct action.

The holders of at least 25% in aggregate liquidation amount of any series of outstanding capital securities may, by giving notice in writing to us and the subordinated debt trustee, accelerate the corresponding subordinated debt securities with respect to such series upon the occurrence and during the continuance of an event of default under the subordinated debt indenture with respect to such subordinated debt securities (other than an event of default arising from our filing for bankruptcy or the occurrence of other events of bankruptcy, insolvency or reorganization relating to us), if the holders of the corresponding subordinated debt securities or the subordinated debt trustee have not done so. See “— Events of Default; Notice” above for a description of the events of default under the subordinated debt indenture.

The holders of a majority in liquidation amount of all outstanding capital securities of a series may, on behalf of all holders of that series, waive any past default under the subordinated debt indenture with respect to the corresponding subordinated debt securities, except any default in the payment of principal, premium or interest with respect to those debt securities or a non-payment default with respect to a provision of that subordinated debt indenture that cannot be modified without the consent of the holder of each of those debt securities affected.

The holders of related capital securities will not be able to exercise directly any remedies or take any action available to the holders of the corresponding subordinated debt securities other than those set forth in the three preceding paragraphs.

Interest Payment Dates and Record Dates

The provisions relating to interest payment dates and record dates in respect of the corresponding subordinated debt securities will be amended to be consistent with corresponding provisions relating to the capital securities, as set forth in the applicable prospectus supplement.

Guarantees and Expense Agreements

The following description summarizes the material provisions of the guarantees and the agreements as to expenses and liabilities. This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each guarantee and each expense agreement, including the definitions therein, and the Trust Indenture Act. The form of the guarantee and the expense agreement have been filed as an exhibit to our registration statement. Reference in this summary to capital securities means the capital securities issued by the related Issuer Trust to which a guarantee or expense agreement relates. Whenever particular defined terms of the guarantees or expense agreements are referred to in this prospectus or in a prospectus supplement, those defined terms are incorporated in this prospectus or the prospectus supplement by reference.

The Guarantees

A guarantee will be executed and delivered by us at the same time each Issuer Trust issues its capital securities. Each guarantee is for the benefit of the holders from time to time of the capital securities. The Bank of New York Mellon will act as indenture trustee (referred to below as the “guarantee trustee”) under each guarantee for the purposes of compliance with the Trust Indenture Act and each guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the related Issuer Trust’s capital securities.

We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the capital securities, as and when due, regardless of any defense that the Issuer Trust may have or assert other than the defense of payment. The following payments or distributions with respect to the capital securities, to the extent not paid by or on behalf of the related Issuer Trust (referred to as the “guarantee payments”), will be subject to the related guarantee:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the Issuer Trust has funds legally and immediately available to pay them;

•	any redemption price required to be paid on the capital securities, to the extent that the Issuer Trust has funds legally and immediately available to pay it; and

•	upon a voluntary or involuntary termination, winding up or liquidation of the Issuer Trust (unless the corresponding subordinated debt securities are distributed to holders of such capital securities in exchange for their capital securities), the lesser of:

•	the liquidation distribution for the capital securities; and

•	the amount of assets of the Issuer Trust remaining available for distribution to holders of capital securities after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable capital securities or by causing the Issuer Trust to pay these amounts to the holders.

Each guarantee will be an irrevocable and unconditional guarantee on a subordinated basis of the related Issuer Trust’s obligations under the capital securities, but will apply only to the extent that the related Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection. See “— Status of the Guarantees” below.

If and to the extent we do not make payments on the corresponding subordinated debt securities held by the Issuer Trust, the Issuer Trust will not be able to make payments on the capital securities and will not have funds available to do so. Each guarantee constitutes an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior indebtedness. See “— Status of the Guarantees” below. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. Except as otherwise provided in the applicable prospectus supplement, the guarantees do not limit the incurrence or issuance of other secured or unsecured debt of ours, including senior indebtedness, whether under the subordinated debt indenture, any other existing debt indenture or any other indenture that we may enter into in the future or otherwise.

We have, through the applicable guarantee, the applicable trust agreement, the applicable series of corresponding subordinated debt securities, the subordinated debt indenture and the applicable expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer Trust’s obligations under the related capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of an Issuer Trust’s obligations under its capital securities. See “Relationship Among the Capital Securities and the Related Instruments” below.

Status of the Guarantees

Each guarantee will constitute an unsecured obligation of ours and will be subordinated in right of payment to all of our senior indebtedness in the same manner as the corresponding subordinated debt securities. See “Corresponding Subordinated Debt Securities — Subordination” above.

Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each guarantee will be held for the benefit of the holders of the related capital securities. Each guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Issuer Trust or upon distribution to the holders of the capital securities of the corresponding subordinated debt securities. None of the guarantees places a limitation on the amount of additional senior indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the material rights of holders of the related capital securities (in which case no vote of the holders will be required), no guarantee may be amended without the prior approval of the holders of a majority of the related outstanding capital securities. The manner of obtaining any such approval will be as described above under “— Voting Rights; Amendment of Each Trust Agreement”. All guarantees and agreements contained in each guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related capital securities then outstanding. We may not assign our obligations under the guarantees except in connection with a consolidation, merger or amalgamation, or sale of all or substantially all our assets, involving us that is permitted under the terms of the subordinated debt indenture.

Events of Default

An event of default under each guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any non-payment obligations if this non-payment default remains unremedied for 30 days. The holders of a majority of the related capital securities then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any guarantee, undertakes to perform only those duties specifically set forth in each guarantee and, after default with respect to any guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result.

Termination of the Guarantees

Each guarantee will terminate and be of no further force and effect upon:

•	the guarantee payments having been paid in full by us, the trust or both; or

•	the distribution of corresponding subordinated debt securities to the holders of the related capital securities in exchange for their capital securities.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under the capital securities or the guarantee in connection with a bankruptcy, insolvency, or similar proceeding involving the Issuer Trust.

Governing Law

Each guarantee will be governed by and construed in accordance with the laws of the State of New York.

The Expense Agreements

Pursuant to the expense agreement that will be entered into by us under each trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer Trust becomes indebted or liable the full payment of any costs, expenses or liabilities of the Issuer Trust, other than obligations of the Issuer Trust to pay to the holders of any capital securities or other similar interests in the Issuer Trust the amounts owed to holders pursuant to the terms of the capital securities or other similar interests, as the case may be. The expense agreement will be enforceable by third parties.

Our obligations under each expense agreement will be subordinated in right of payment to the same extent as each guarantee. Our obligations under each expense agreement will be subject to provisions regarding amendment, termination, assignment, succession and governing law similar to those applicable to each guarantee.

Relationship Among the Capital Securities and the Related Instruments

The following description of the relationship among the capital securities, the corresponding subordinated debt securities, the relevant expense agreement and the relevant guarantee is not complete and is subject to, and is qualified in its entirety by reference to, each trust agreement, the subordinated debt indenture and the form of guarantee, each of which is incorporated as an exhibit to our SEC registration statement, and the Trust Indenture Act.

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities (to the extent the related Issuer Trust has funds available for the payment of such distributions) are irrevocably guaranteed by us as described above under “— Guarantees and Expense Agreements — The Guarantees”. Taken together, our obligations under each series of corresponding subordinated debt securities, the subordinated debt indenture, the related trust agreement, the related expense agreement, and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust’s obligations under the related capital securities. If and to the extent that we do not make payments on any series of corresponding subordinated debt securities, the Issuer Trust will not pay distributions or other amounts due on its related capital securities. The guarantees do not cover payment of any amounts when the related Issuer Trust does not have sufficient funds to pay such amounts. In such an event, the remedy of a holder of any capital securities is to institute a legal proceeding directly against us pursuant to the terms of the subordinated debt indenture for enforcement of our obligations under the corresponding subordinated debt securities. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior indebtedness.

If we make payment on the corresponding subordinated debt securities and the relevant Issuer Trust has funds available to make payments on its related capital securities but fails to do so, a holder of such capital securities may begin a legal proceeding against us to enforce our obligations under the related guarantee to make these payments or to cause the Issuer Trust to make these payments. In the event an Issuer Trust receives payments on the corresponding subordinated debt securities, but these funds are available for payment on the related capital securities only after claims made by creditors of the trust are paid, we would be obligated under the related expense agreement to pay those claims.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on each series of corresponding subordinated debt securities, such payments will be sufficient to cover distributions and other payments due on the related capital securities, primarily because:

•	the aggregate principal amount of each series of corresponding subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the related capital securities and related trust common securities;

•	the interest rate and interest and other payment dates on each series of corresponding subordinated debt securities will match the distribution rate and distribution and other payment dates for the related capital securities;

•	we will pay, under the related expense agreement, for all and any costs, expenses and liabilities of the Issuer Trust except the Issuer Trust’s obligations to holders of its capital securities under the capital securities; and

•	each trust agreement provides that the Issuer Trust will not engage in any activity that is inconsistent with the limited purposes of such Issuer Trust.

Notwithstanding anything to the contrary in the subordinated debt indenture, we have the right to set-off any payment we are otherwise required to make under the subordinated debt indenture with a payment we make under the related guarantee.

Enforcement Rights of Holders of Capital Securities

A holder of any related capital security may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the subordinated debt indenture or the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related Issuer Trust or any other person or entity.

A default or event of default under any of our senior indebtedness would not constitute a default or event of default with respect to any series of capital securities or the corresponding subordinated debt securities. In the event of payment defaults under, or acceleration of, or defaults that permit acceleration of, our senior indebtedness, or acceleration of the corresponding subordinated debt securities, the subordination provisions of the subordinated debt indenture provide that no payments may be made in respect of the corresponding subordinated debt securities until the senior indebtedness has been paid in full or any payment default has been cured or waived.

Limited Purpose of Issuer Trusts

Each Issuer Trust’s capital securities evidence a preferred and undivided beneficial interest in the Issuer Trust, and each Issuer Trust exists for the sole purpose of issuing its capital securities and trust common securities and investing the proceeds thereof in corresponding subordinated debt securities and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of the corresponding subordinated debt security is that a holder of a corresponding subordinated debt security is entitled to receive from us the principal amount of and interest accrued on corresponding subordinated debt securities held, while a holder of capital securities is entitled to receive distributions from the Issuer Trust (or from us under the applicable guarantee) if and to the extent the Issuer Trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of any Issuer Trust (except in connection with the redemption of all capital securities), the holders of the related capital securities will be entitled to receive a like amount of corresponding subordinated debt securities in exchange for their capital securities, subject to prior satisfaction of liabilities to creditors of the trust. If the property trustee determines that a distribution of subordinated debt securities is not practical, the holders of capital securities will be entitled to receive a liquidation distribution out of the assets held by the trust after satisfaction of those liabilities. See “— Liquidation Distribution Upon Dissolution” above. Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the corresponding subordinated debt securities, would be a subordinated creditor of ours, subordinated in right of payment to all senior indebtedness as set forth in the subordinated debt indenture, but entitled to receive payment in full of principal and interest, before any stockholders of ours receive payments or distributions. Since we are the guarantor under each guarantee and have agreed, under the related expense agreement, to pay for all costs, expenses and liabilities of each Issuer Trust (other than the Issuer Trust’s obligations to the holders of its capital securities), the positions of a holder of such capital securities and a holder of such corresponding subordinated debt securities relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

Notices

Notices to be given to holders of a global capital security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of any capital securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each capital security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have capital securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those capital securities. These persons are the legal holders of the capital securities. We refer to those who, indirectly through others, own beneficial interests in capital securities that are not registered in their own names as indirect owners of those capital securities. As we discuss below, indirect owners are not legal holders, and investors in capital securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

The Issuer Trusts will issue each capital security in book-entry form only. This means capital securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the capital securities on behalf of themselves or their customers.

For capital securities issued in global form, the relevant Issuer Trust will recognize only the depositary as the holder of the capital securities and the Issuer Trust will make all payments on the capital securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the capital securities.

As a result, investors will not own capital securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the capital securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future an Issuer Trust may terminate a global security and issue capital securities in non-global form. In that case, investors may choose to hold their capital securities in their own names or in street name. Capital securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those capital securities through an account he or she maintains at that institution.

For capital securities held in street name, the relevant Issuer Trust will recognize only the intermediary banks, brokers and other financial institutions in whose names the capital securities are registered as the holders of those capital securities and the Issuer Trust will make all payments on those capital securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold capital securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, the obligations of the Issuer Trusts, as well as the obligations of the trustee under the indenture and any other third parties employed by us or the trustee, run only to the holders of the capital securities. Neither we nor the Issuer Trusts have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a capital security or has no choice because the relevant Issuer Trust is issuing the capital securities only in global form.

For example, once an Issuer Trust makes a payment or gives a notice to the holder, the Issuer Trust has no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if the Issuer Trust wants to obtain the approval of the holders for any purpose — e.g., to amend the amended and restated trust declaration or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — the Issuer Trust would seek the approval only from the holders, and not the indirect owners, of the capital securities. Whether and how the holders contact the indirect owners is up to the holders.

Special Considerations for Indirect Owners

If you hold capital securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you capital securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the capital securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the capital securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

The Issuer Trusts will issue each capital security in book-entry form only. Each capital security issued in book-entry form will be represented by a global security that the relevant Issuer Trust deposits with and registers in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that the Issuer Trust selects for any capital security for this purpose is called the “depositary” for that capital security. The initial depositary will be The Depository Trust Company, New York, New York, which is known as “DTC.”

Investors may also hold beneficial interests in a global security through Euroclear Bank SA/NV, which is known as “Euroclear” or Clearstream Banking, société anonyme, which is known as “Clearstream,” as DTC participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” If termination occurs, the relevant Issuer Trust may issue the capital securities through another book-entry clearing system or the capital securities may no longer be held through any book-entry clearing system.

The depositary, or its nominee, will be the sole registered owner and holder of all capital securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose capital security is represented by a global security will not be a holder of the capital security, but only an indirect owner of an interest in the global security.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. The Issuer Trusts do not recognize this type of investor or any intermediary as a holder of capital securities and instead deal only with the depositary that holds the global security.

Because the capital securities will be issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the capital securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the capital securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the capital securities and protection of his or her legal rights relating to the capital securities, as we describe above under “— Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the capital securities to some insurance companies and other institutions that are required by law to own securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the capital securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the Issuer Trusts and the trustees will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the Issuer Trusts and the trustees also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the global securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that global security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. The Issuer Trusts do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the capital securities it represented. After that exchange, the choice of whether to hold the capital securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us and the Issuer Trust that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the depositary that we wish to terminate that global security and we do not appoint another institution to act as depositary within 60 days; or

•	if an event of default has occurred with regard to the corresponding subordinated debt securities under the indenture and has not been cured or waived.

DTC’s current rules provide that it would notify its participants of a request by us or the Issuer Trust to terminate a global security, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

If a global security is terminated, only the depositary, and not we, the Issuer Trust or the trustees is responsible for deciding the names of the institutions in whose names the capital securities represented by the global security will be registered and, therefore, who will be the holders of those capital securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, Euroclear and Clearstream may hold interests in a global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the capital securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. Neither we nor the Issuer Trust have control over those systems or their participants, and neither we nor the Issuer Trust take responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any capital securities held through those clearing systems only on days when those systems are open for business. Those clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the capital securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CONSIDERATIONS RELATING TO CAPITAL SECURITIES

An investment in the capital securities involves a number of risks. You should carefully review the following risk factors and the other information contained in this prospectus, in the applicable prospectus supplement to this prospectus, and in the documents incorporated by reference in this prospectus, including the description of investment risks relating to an investment in the securities of The Goldman Sachs Group, Inc. described under “Risk Factors” in Part I, Item IA or our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, before deciding whether this investment is suitable for you.

You Are Making an Investment Decision With Regard to the Subordinated Debt Securities

As Well As the Capital Securities

Each Issuer Trust will rely on the payments it receives on the corresponding subordinated debt securities to fund all payments on its capital securities. In addition, each Issuer Trust may distribute the corresponding subordinated debt securities in exchange for its capital securities upon its dissolution and liquidation. Accordingly, you should carefully review the information in this prospectus regarding both of these securities.

Payments on the Capital Securities Are Dependent on Our Payments

on the Subordinated Debt Securities

The ability of the Issuer Trusts timely to pay distributions on the capital securities and to pay the liquidation amount is dependent upon our making the related payments on the subordinated debt securities when due.

If we default on our obligation to pay principal of or any premium or interest on the corresponding subordinated debt securities, the Issuer Trusts will not have sufficient funds to pay distributions or the liquidation amount on the related capital securities. As a result, you will not be able to rely upon the guarantee for payment of these amounts. You or the property trustee of the Issuer Trust may, however, sue us to enforce the rights of such trust under the corresponding subordinated debt securities. For more information, please refer to “Description of Capital Securities and Related Instruments — Corresponding Subordinated Debt Securities — Enforcement of Certain Rights by Holders of Capital Securities” and “Description of Capital Securities and Related Instruments — Relationship Among the Capital Securities and the Related Instruments — Enforcement Rights of Holders of Capital Securities” above.

Our Obligations Will Be Deeply Subordinated, and We Will Pay

Our Other Debt Obligations Before We Pay You

Our obligations under the guarantee and under the corresponding subordinated debt securities will be unsecured and rank subordinate and junior in right of payment to all of our senior indebtedness, which includes nearly all of our existing and future indebtedness (including any subordinated debt securities not issued to the Issuer Trusts and other subordinated debt). This means that we cannot make any payments on the subordinated debt securities or under the guarantee if certain events of default have occurred under our senior indebtedness. In the event of our bankruptcy or liquidation, our assets must be used to pay off our senior debt in full before any payments may be made on the subordinated debt securities or under the guarantee.

Neither the subordinated debt indenture governing the corresponding subordinated debt securities nor the trust agreement and the guarantee relating to the capital securities will place any limitation on the nature or amount of additional indebtedness that we, or our subsidiaries, may incur in the future.

The Subordinated Debt Securities and the Guarantee Will Be Effectively Subordinated

to the Obligations of Our Subsidiaries

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, our ability to make payments on the subordinated debt securities and the guarantees will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Many of our subsidiaries, including our broker-dealer, bank and insurance subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action of that kind could impede access to funds that we need to make payments on our obligations, including debt obligations. Furthermore, we have guaranteed the payment obligations of Goldman, Sachs & Co., Goldman Sachs Bank USA and Goldman Sachs Bank (Europe) PLC, our regulated Irish Bank, subject to certain exceptions, and have pledged significant assets to Goldman Sachs Bank USA to support our obligations to it. These guarantees may require us to provide substantial funds or assets to our subsidiaries or their creditors and counterparties at a time when we are in need of liquidity to fund our own obligations. In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the subordinated debt securities and the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of The Goldman Sachs Group, Inc. as the source of payment for the subordinated debt securities and the guarantees.

Our Ability to Make Distributions on or Redeem the Capital Securities Is Restricted

Federal banking authorities will have the right to examine the trust and its activities because it is our subsidiary. Under certain circumstances, including any determination that our relationship to the Issuer Trusts would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the trust’s ability to make distributions on or to redeem the capital securities.

Holders Should Not Expect Us to Redeem the Corresponding

Subordinated Debt Securities on Any Particular Date

By their terms, the corresponding subordinated debt securities may be redeemed by us at our option, either in whole or in part, at any time or upon the occurrence of a tax event or investment company event as described under “Description of Capital Securities and Related Instruments — Redemption or Exchange”. Any decision we may make at any time to propose a redemption of the corresponding subordinated debt securities will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the corresponding subordinated debt securities is subject to an important limitation as described below. Accordingly, investors should not expect us to redeem the corresponding subordinated debt securities on any particular date.

We may not redeem the corresponding subordinated debt securities without having received the prior approval of the Federal Reserve Board under the current capital guidelines applicable to us. We cannot assure you that the Federal Reserve Board will approve any redemption of the corresponding subordinated debt securities that we may propose. We understand that the factors the Federal Reserve Board will consider in evaluating a proposed redemption by a bank holding company include, among other things, the capital plans and stress tests submitted by the bank holding company, the bank holding company’s ability to meet and exceed minimum regulatory capital ratios under stressed scenarios, its expected sources and uses of capital over the planning horizon (generally a period of two years) under baseline and stressed scenarios, and any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, although the Federal Reserve Board may change these factors at any time.

If we are unable to redeem the corresponding subordinated debt securities, we will be unable to redeem the capital securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the capital securities or the corresponding subordinated debt securities and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain approval from the Federal Reserve Board.

The Guarantees Only Guarantee Payments on the Capital Securities

if the Issuer Trusts Have Cash Available

If we fail to make payments on the subordinated debt securities, the Issuer Trusts will be unable to make the related distribution, redemption or liquidation payments on the capital securities to you. In those circumstances, you cannot rely on the guarantees for payments of those amounts. Instead, if we are in default under the subordinated debt securities, you may rely on the property trustee of the applicable Issuer Trust to enforce the Issuer Trust’s rights under the subordinated debt securities or you may directly sue us or seek other remedies to collect your pro rata share of the payments owed.

You Will Not Receive Timely Distributions If We Elect to Defer Payments

Unless otherwise provided in the applicable prospectus supplement, we may defer the payment of interest on the corresponding subordinated debt securities at any time up to a number of consecutive interest periods that is specified in the applicable prospectus supplement, provided that (1) no such extension period may extend beyond the stated maturity date and (2) we are not in default under the subordinated debt indenture with respect to the corresponding subordinated debt securities (unless our default has not ripened into a formal “event of default”). If there is a deferral, the Issuer Trust also will defer distributions on the related capital securities. Before any extension period ends, we may elect to extend the period further.

At the end of any extension period and upon the payment of all interest then accrued and unpaid, we may elect to begin a new extension period. There is no limitation on the number of extension periods. Deferrals of payments during an extension period will not result in a default or event of default. For further information on our option to defer payments, see “Description of Capital Securities and Related Instruments — Corresponding Subordinated Debt Securities — Option to Defer Interest Payments” above.

If We Elect to Defer Interest Payments, You Will Have to Include Interest in Your Taxable Income

Before You Receive the Money

During an extension period, you would be required to accrue interest income for U.S. federal income tax purposes on your proportionate share of the corresponding subordinated debt securities held by an Issuer Trust, even if you are a cash basis taxpayer. As a result, you would need to include this income in your gross income for U.S. federal income tax purposes in advance of the receipt of cash. You also would not receive the cash related to any accrued and unpaid interest income from the trust if you dispose of the capital securities prior to the record date for the payment of distributions. For further information, see “United States Taxation — Interest Income and Original Issue Discount” and “United States Taxation — Sale or Redemption of Capital Securities” below.

The Market Price of the Capital Securities May Not Reflect Unpaid Interest, and You May Suffer a Loss If You Sell Them While Interest Remains Unpaid

Because of our right to defer interest payments on the corresponding subordinated debt securities, the market price of the related capital securities may be more volatile than the market prices of similar securities that do not have this feature. We currently do not intend to exercise our right to defer payments of interest on the subordinated debt securities. However, if we exercise our right to defer, the market price of the capital securities may decline. Accordingly, the capital securities that you purchase, whether in an offering made pursuant to a prospectus supplement or in the secondary market, or the subordinated debt securities that you may receive on liquidation of the trust, may trade at a discount to the price that you paid.

If you dispose of your capital securities before the record date for the payment of a distribution, then you will not receive that distribution. However, you will be required to include accrued but unpaid interest on the corresponding subordinated debt securities through the date of the sale as ordinary income for U.S. federal income tax purposes and to add the amount of the accrued but unpaid interest to your tax basis in the capital securities. Your increased tax basis in the capital securities will increase the amount of any capital loss that you may have otherwise realized on the sale. In general, an individual taxpayer may offset only $3,000 of capital losses against ordinary income during any year. For further information on tax consequences, see “United States Taxation — Sale or Redemption of Capital Securities” below.

We May Redeem the Corresponding Subordinated Debt Securities Upon the Occurrence of

Specified Tax or Regulatory Events

We may redeem the corresponding subordinated debt securities in whole at any time within 90 days following the occurrence of specified tax or regulatory events, including:

•	any change in tax laws or regulations (or any official interpretation) that poses a substantial risk that the related capital securities might lose their special tax treatment; and

•	any change in laws or regulations (or any official interpretation) that poses a substantial risk that the relevant Issuer Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

If we redeem the corresponding subordinated debt securities, the Issuer Trust will be required to redeem the related capital securities. Unless your prospectus supplement says otherwise, you may not receive any premium upon redemption, and you may not be able to invest the redemption proceeds at a rate of return that equals or is higher than the rate on your capital securities.

For further information on redemption, see “Description of Capital Securities and Related Instruments — Redemption or Exchange” above.

Each Issuer Trust May Distribute the Subordinated Debt Securities In Exchange For the Capital

Securities, Which Could Affect the Market Price and Could Be a Taxable Event

We may dissolve any Issuer Trust at any time. After satisfying its liabilities to its creditors, the Issuer Trust may distribute the corresponding subordinated debt securities to the holders of the related capital securities. For further information, see “Description of Capital Securities and Related Instruments — Liquidation Distribution Upon Dissolution” above.

We cannot predict the market prices for capital securities or for subordinated debt securities that may be distributed in exchange for capital securities. Accordingly, the capital securities, or the subordinated debt securities that you may receive on liquidation of an Issuer Trust, may trade at a discount to the price that you paid to purchase the capital securities.

Under current U.S. federal income tax law and assuming, as we expect, that the amended and restated trust agreement for the relevant Issuer Trust will contain substantially identical terms as the form of amended and restated trust agreement attached as an exhibit to our registration statement filed with the SEC, and the relevant Issuer Trust will not be classified as an association taxable as a corporation, you will not be taxed if we dissolve the trust and the trust distributes subordinated debt securities to you. However, if an Issuer Trust were to become taxed on the income received or accrued on the corresponding subordinated debt securities due to a tax event, both you and the Issuer Trust might be taxed on a distribution of the corresponding subordinated debt securities by the trust. For further information, see “United States Taxation — Distribution of Subordinated Debt Securities to Holders of Capital Securities Upon Liquidation of the Issuer Trusts” below.

Investors Will Not Control the Administration of the Issuer Trusts

and Will Have Limited Voting Rights

We will hold all the common securities of each Issuer Trust. These securities give us the right to control nearly all aspects of the administration, operation or management of the Issuer Trust, including selection and removal of the administrative trustees. The capital securities, on the other hand, will generally have no voting rights. You will be able to vote only on matters relating to the modification of the terms of your capital securities or the corresponding subordinated debt securities, the acceleration of payments on those securities and waivers of related past defaults as described in this prospectus. For further information, see “Description of Capital Securities and Related Instruments — Voting Rights; Amendment of Each Trust Agreement” above.

Listing of the Capital Securities, If Any, Does Not Guarantee Their Liquidity or Full Value

We may apply to list a series of capital securities on the NYSE or another exchange, but are not required to do so. If listed, trading in a series of capital securities on the NYSE is expected to commence within 30 days after the initial delivery of the series. Although we expect the underwriters to make a market in the capital securities prior to commencement of trading on the NYSE, they are not obligated to do so. They may also discontinue these market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the capital securities.

The capital securities may trade at prices that do not fully reflect the value of accrued and unpaid interest with respect to the corresponding subordinated debt securities. See “United States Taxation — Interest Income and Original Issue Discount” and “— Sale or Redemption of Capital Securities” below for a discussion of the United States federal income tax consequences that may result from a taxable disposition of the capital securities.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of the purchase, ownership and disposition of certain capital securities that the Issuer Trusts are offering. The material United States federal income tax consequences of owning capital securities that contain, or that represent any corresponding subordinated debt security that contains, any material term not described in this prospectus will be described in the applicable prospectus supplement. This section is the opinion of Sullivan & Cromwell LLP, United States tax counsel to The Goldman Sachs Group, Inc.

The following discussion of the material U.S. federal income tax consequences to the purchase, ownership and disposition of capital securities only addresses the tax consequences to a U.S. holder (except as discussed in “— Foreign Account Tax Compliance” below) that acquires capital securities on their original issue date at their original offering price and holds the capital securities as a capital asset for tax purposes.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your capital securities holdings;

•	a bank;

•	a life insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that owns capital securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that purchases or sells the capital securities as part of a wash-sale for tax purposes;

•	a person that owns offered capital securities as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the capital securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the capital securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the capital securities.

You are a U.S. holder if you are a beneficial owner of a capital security that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

This summary does not apply if the corresponding subordinated debt securities or capital securities:

•	are issued with more than a de minimis amount of original issue discount or are issued for a price in excess of the principal amount of the capital securities;

•	mature 1 year or less than or more than 30 years after the issue date;

•	are denominated or pay principal, premium, if any, or interest in a currency other than U.S. dollars;

•	pay principal, premium, if any, or interest based on an index or indices;

•	allow for deferral of interest for more than 5 years’ worth of consecutive interest periods;

•	contain any obligation or right of us or a holder to convert or exchange the corresponding subordinated debt securities into other securities or properties of Goldman Sachs;

•	contain any obligation or right of Goldman Sachs to redeem, purchase or repay the corresponding subordinated debt securities (other than a redemption of the outstanding corresponding subordinated debt securities at a price equal to (1) 100% of the principal amount of the corresponding subordinated debt securities being redeemed, plus (2) accrued but unpaid interest, plus, if applicable, (3) a premium or make-whole amount determined by a quotation agent, equal to the sum of the present value of scheduled payments of principal and interest from the issue date of the corresponding subordinated debt securities to their redemption date, discounted at a rate equal to a U.S. treasury rate plus some fixed amount or amounts); or

•	contain any other material provision described only in the prospectus supplement.

The material U.S. federal income tax consequences of the purchase, ownership and disposition of capital securities in a trust owning the underlying corresponding subordinated debt securities that contain these terms will be described in the applicable prospectus supplement.

The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of capital securities may differ from the treatment described below.

Please consult your own tax advisor concerning the consequences of owning the capital securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Classification of the Issuer Trusts

Under current law and assuming full compliance with the terms of an amended trust agreement substantially in the form attached to this prospectus as an exhibit and the indenture, each Issuer Trust will not be taxable as a corporation for U.S. federal income tax purposes. As a result, you will be required to include in your gross income your proportional share of the interest income, including original issue discount, paid or accrued on the corresponding subordinated debt securities, whether or not the trust actually distributes cash to you.

Interest Income and Original Issue Discount

Under Treasury regulations, an issuer and the Internal Revenue Service will ignore a “remote” contingency that stated interest will not be timely paid when determining whether a corresponding subordinated debt security is issued with original issue discount. On the date of this prospectus, we currently believe that the likelihood of exercising our option to defer interest payments is remote because we would be prohibited from making certain distributions on our capital stock and payments on our indebtedness if we exercise that option. Accordingly, we currently believe that the corresponding subordinated debt securities will not be considered to be issued with original issue discount at the time of their original issuance. However, if our belief changes on the date any capital security is issued, we will describe the relevant U.S. federal income tax consequences in the applicable prospectus supplement.

Under these regulations, if we were to exercise our option to defer any payment of interest, the corresponding subordinated debt securities would at that time be treated as issued with original issue discount, and all stated interest on the corresponding subordinated debt securities would thereafter be treated as original issue discount as long as the corresponding subordinated debt securities remained outstanding. In that event, all of your taxable interest income on the corresponding subordinated debt securities would be accounted for as original issue discount on an economic accrual basis regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, you would be required to include original issue discount in gross income even though we would not make any actual cash payments during an extension period.

These regulations have not been addressed in any rulings or other interpretations by the Internal Revenue Service, and it is possible that the Internal Revenue Service could take a position contrary to the interpretation in this prospectus.

Because income on the capital securities will constitute interest or original issue discount, corporate U.S. holders of the capital securities will not be entitled to a dividends-received deduction for any income taken into account on the capital securities.

Moreover, because income on the capital securities will constitute interest or original issue discount, U.S. holders of the capital securities will not be entitled to the preferential tax rate (at most 20%) generally applicable to payments of dividends.

In the rest of this discussion, we assume that unless and until we exercise our option to defer any payment of interest, the corresponding subordinated debt securities will not be treated as issued with original issue discount, and whenever we use the term interest, it also includes income in the form of original issue discount.

Distribution of Corresponding Subordinated Debt Securities to Holders of Capital Securities Upon Liquidation of the Issuer Trusts

If the applicable Issuer Trust distributes the subordinated debentures as described above under the caption “Description of Capital Securities and Related Instruments — Liquidation Distribution Upon Dissolution”, you will receive directly your proportional share of the corresponding subordinated debt securities previously held indirectly through the trust. Under current law, you will not be taxed on the distribution and your holding period and aggregate tax basis in your corresponding subordinated debt securities will be equal to the holding period and aggregate tax basis you had in your capital securities before the distribution. If, however, the trust were to become taxed on the income received or accrued on the corresponding subordinated debt securities due to a tax event, the trust might be taxed on a distribution of corresponding subordinated debt securities to you, and you might recognize gain or loss as if you had exchanged your capital securities for the corresponding subordinated debt securities you received upon the liquidation of the trust. You will include interest in income in respect of corresponding subordinated debt securities received from the trust in the manner described above under “— Taxation of Capital Securities — Interest Income and Original Issue Discount”.

Sale or Redemption of Capital Securities

If you sell your capital securities, including through a redemption for cash, you will recognize gain or loss equal to the difference between your adjusted tax basis in your capital securities and the amount you realize on the sale of your capital securities. Assuming that we do not exercise our option to defer payment of interest on the corresponding subordinated debt securities, your adjusted tax basis in your capital securities generally will be the price you paid for your capital securities.

If the corresponding subordinated debt securities are deemed to be issued with original issue discount as a result of an actual deferral of interest payments, your adjusted tax basis in your capital securities generally will be the price you paid for your capital securities, increased by original issue discount previously includible in your gross income to the date of disposition and decreased by distributions or other payments you received on your capital securities since and including the date of the first extension period. This gain or loss generally will be capital gain or loss, except to the extent any amount that you realize is treated as a payment of accrued interest on your proportional share of the corresponding subordinated debt securities required to be included in income. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

If we exercise our option to defer any payment of interest on the corresponding subordinated debt securities, our capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying corresponding subordinated debt securities. If you sell your capital securities before the record date for the payment of distributions, you will not receive payment of a distribution for the period before the sale. However, you will be required to include accrued but unpaid interest on the corresponding subordinated debt securities through the date of the sale as ordinary income for U.S. federal income tax purposes and to add the amount of accrued but unpaid interest to your tax basis in the capital securities. Your increased tax basis in the capital securities will increase the amount of any capital loss that you may have otherwise realized on the sale. In general, an individual taxpayer may offset only $3,000 of capital losses against regular income during any year.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of capital securities, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the capital securities.

Backup Withholding Tax and Information Reporting

We will be required to report the amount of interest income paid and original issue discount accrued on your capital securities to the Internal Revenue Service unless you are a corporation or other exempt U.S. holder. Backup withholding will apply to payments of interest to you unless you are an exempt U.S. holder or you furnish your taxpayer identification number in the manner prescribed in applicable regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding and meet certain other conditions.

Payment of the proceeds from the disposition of capital securities to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you establish an exemption from information reporting and backup withholding.

Any amounts withheld from you under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

It is anticipated that each Issuer Trust or its paying agent will report income on the capital securities to the Internal Revenue Service and to you on Form 1099 by January 31 following each calendar year.

Foreign Account Tax Compliance

A U.S. law enacted in 2010 (commonly known as “FATCA”) could impose a withholding tax of 30% on interest income (including original issue discount) and other periodic payments on capital securities paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements. This withholding tax could also apply to all payments made upon maturity, redemption, or sale of certain capital securities by a non-compliant payee. In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant. A chain may work as follows, for example: The payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the capital securities, who credits the payment to your account.

Accordingly, if you receive payments through a chain that includes one or more non- U.S payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold the capital securities fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to withholding.

A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that capital securities will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold capital securities through financial institutions in) those countries.

The withholding tax described above could apply to all interest and other periodic payments on the capital securities. In addition, the withholding tax described above could apply to payments upon the maturity, redemption or sale of certain capital securities on or after January 1, 2017. We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts. You should consult your own tax advisors regarding FATCA. You should also consult your bank or broker through which you would hold the capital securities about the likelihood that payments to it (for credit to you) may become subject to withholding in the payment chain.

VALIDITY OF THE SECURITIES

The validity of the capital securities has been passed upon for The Goldman Sachs Group, Inc. and the Issuer Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. The opinion of Richards, Layton & Finger, P.A. was based on assumptions about future actions required to be taken by The Goldman Sachs Group, Inc., the Issuer Trusts and the trustees in connection with the issuance and sale of the capital securities, about the specific terms of the capital securities and about other matters that may affect the validity of the capital securities but which could not be ascertained on the date of that opinion.

The validity of the guarantees and the corresponding subordinated debt securities has been passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell LLP, New York, New York. The opinion of Sullivan & Cromwell LLP was based on assumptions about future actions required to be taken by The Goldman Sachs Group, Inc. and the trustees in connection with the issuance and sale of these securities, about the specific terms of these securities and about other matters that may affect the validity of these securities but which could not be ascertained on the date of that opinion.

Each of Sullivan & Cromwell LLP and Richards, Layton & Finger, P.A. has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the securities described in this prospectus. Richards, Layton & Finger, P.A. also performed services for The Goldman Sachs Group, Inc. in connection with the offering of capital securities described in this prospectus.

EXPERTS

The financial statements of Goldman Sachs incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement data, balance sheet data and common share data set forth in “Selected Financial Data” as of or for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REVIEW OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited condensed consolidated financial statements of Goldman Sachs for (i) the three month periods ended March 31, 2014 and March 31, 2013 and (ii) the three month and six month periods ended June 30, 2014 and 2013, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 8, 2014 and (ii) August 6, 2014 incorporated by reference in this prospectus, state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their reports on the unaudited condensed consolidated financial statements because those reports are not a “report” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated in this prospectus by reference (and in any of our annual reports for a subsequent fiscal year that are so incorporated). See “Available Information” above for information about how to obtain a copy of this annual report.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The Goldman Sachs

Group, Inc.

Capital Securities

of

Goldman Sachs Capital IV

Goldman Sachs Capital V

Goldman Sachs Capital VI

fully and unconditionally guaranteed by

The Goldman Sachs

Group, Inc.

Goldman, Sachs & Co.